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                ADDENDUM TO GENERAL DISTRIBUTION AGREEMENT DATED
                                NOVEMBER 2, 1998
                                     BETWEEN
                        ALPS MUTUAL FUNDS SERVICES, INC.
                                       AND
                             STONEBRIDGE FUNDS TRUST



         THIS ADDENDUM is made as of March 30, 2001 by and between ALPS Mutual Funds Services, Inc. ("ALPS"), and Stonebridge Funds Trust (the "Trust").

         WHEREAS, ALPS, and the Trust, on behalf of the Stonebridge Growth Fund and the Stonebridge Aggressive Growth Fund, have entered into a Distribution Agreement (the "Agreement") dated November 2, 1998;

         WHEREAS, effective April 2, 2001, ALPS, as distributor, will change its name to ALPS Distributors, Inc.

         WHEREAS, in light of the foregoing, ALPS and the Trust wish to modify the provisions of the Agreement to reflect the change in the name of ALPS to ALPS Distributors, Inc.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

         1. ALPS DISTRIBUTORS, INC. All references to ALPS Mutual Funds Services, Inc. within the Agreement shall be replaced with references to ALPS Distributors, Inc.

         2. REMAINDER OF THE AGREEMENT. All other provisions of the Agreement shall remain unchanged.

         IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.



ALPS Mutual Funds Services, Inc.                  STONEBRIDGE FUNDS TRUST


By: _____________________                         By: _____________________
Name:                                             Name:
Title:                                            Title: